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                                                                    Exhibit 99.2



                                 NCO GROUP, INC.
                       First Quarter 2002 Conference Call
                          August 7, 2002, 11:30 a.m. ET


Operator:             Good morning. My name is Felicia and I will be your
                      conference facilitator today. At this time I would like to welcome everyone to the NCO Group's second quarter earnings conference call. All lines have been placed on mute to prevent any background noise.

                      After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

                      Thank you, Ms. Engel, you may begin your conference.

Nicole Engel:         Good morning and thank you for joining us today to discuss
                      NCO Group's Second Quarter 2002 Results. By now you should have all received a fax copy of the press release.
                      However, if anyone is missing a copy and would like one, please contact our office at 212-445-8000 and we will send one over to you and ensure that you are on NCO Group's distribution list.

                      There will be a replay for the call, which will begin one hour after the call and run for one week. The replay can be accessed by dialing 1-800-642-1687 or 706-645-9291, pass code 5067759.

                      On the line with us today is Michael Barrist, Chairman and Chief Executive Office of NCO Group. Management will make some opening comments and then we'll open the line for questions.

                      Before we begin I would like to read a standard forward-looking statements disclaimer. Certain statements on this call, including without limitation, statements as to fluctuations in quarterly operating results, statements concerning projections, statements as to trends, statements as to the final outcome of the environmental liability, statements as to NCO Group's or management's belief, expectations or opinions and all other statements on this call, other than historical facts, are forward-looking statements as such term is defined in the Securities Exchange Act of 1934 which are intended to be covered by the Safe Harbors created thereby.
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                      Forward-looking statements are subject to risks and
                      uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to these factors, certain other factors, including without limitation the risk that NCO will not be able to implement its five-year strategy as and when planned, risks related to the expected settlement of the environmental liability, risks related to past and possible future terrorist attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and future acquisitions, risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to strategic acquisitions and international operations and other risks detailed from time to time in NCO's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed on March 19, 2002, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

                      Michael, are you ready to begin?

Michael Barrist:      Yes. Thank you. I want to thank everyone for joining the
                      NCO Group's Second Quarter conference call today. Steven
                      Winokur will not be able to join us today due to a death in his family.

                      As in the past, we'll break today's call into several sections:

                      I'll provide an operational overview of the quarter with a considerable amount of time spent on the current economic outlook.; I'm going to provide a detailed financial recap of the quarter; and then, as always, I will open up for questions.

                      During the second quarter, we continued to operate in an extremely difficult environment. Consumer payment patterns further decelerated, changes to our clients' delinquency patterns translated into changes in some of our referral patterns, and we continued to feel upward pressure on expenses.

                      With that said, I'm pleased to report that NCO was able to meet its operational objectives during the second quarter with earnings per share within its previously announced range. During the second quarter, the company had consolidated revenue of approximately $178 million, consolidated net income on a pro forma basis of $13.1 million and diluted earnings per share on a pro forma basis of $0.47.
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                      These numbers are pro forma to remove $305,000 of pre-tax
                      income from the partial recovery of a previously announced environmental liability that resulted from a legacy subsidiary that we acquired.

                      Before we proceed into our operational review of the quarter, I would like to take a few moments to discuss our current operating environment. During our last quarter conference call, we discussed the fact that our first quarter positive seasonal uptick started early, peaked higher and tailed earlier than in prior years. While on a net basis we felt that we had received the full overall benefit of tax season, we shared our concerns that changes to our normal seasonal pattern create a challenging environment for revenue forecasting.

                      As you move past the first quarter, we continue to operate in a more challenging environment. At the onset of the quarter, consumer payment patterns continued to be indicative of economic weakness. However, as the quarter progressed, we felt a further slowing consumer payment patterns. This trend, in conjunction with fluctuations in client referral volumes, particularly in our early stage delinquency business, and a difficult debt purchase market environment, made it extremely difficult for us to grow our revenue base despite the positive effects of new client activities.

                      As we left the first quarter, we noted the fact that several leading economic indicators were showing an imminent recovery. At the time, we cautioned investors that we're not seeing the positive trends noted by the economic community and that they should not become overly exuberant about the economic outcome.

                      As we move beyond the second quarter, prior economic data is being restated down and current leading economic date is much weaker. This time I'm going to caution investors not to over react in the other direction.

                      In the near term, we will continue to operate in an environment where revenue attainment will be difficult to predict. As we have done over the last several quarters, we will focus tremendous effort on the execution side of our business by managing our direct and indirect expenses to our business volumes and revenue levels. These steps will maximize near term profits during this difficult environment but more importantly will best position us to take advantage of an improving economy when it occurs.

                      During the quarter, revenue in our domestic service business was slightly down when compared to the same quarter last year and was slightly up when compared to the first quarter this year. While same client revenue was down primarily as a result of consumer payment patterns and volume fluctuations in our early stage delinquency business, we were able to offset some of those affects with new business. When considering the overall revenue trend in the outsourcing sector, we view flat revenue as a net positive.
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                      Revenue in our international operations was up
                      substantially over last year as well as the first quarter. This was attributable to continued new business opportunities in conjunction with stronger consumer payment patterns and a stronger exchange rate. Additionally, this increase was also attributable to an increase in the services provided the clients of U.S. operations.

                      In the portfolio purchase business, revenue was down $3.8 million compared to the same quarter last year and was down $2.2 million compared to the first quarter this year. This is primarily a result of lower than expected purchase volume in conjunction with continued pressure on all collectibility. We will discuss the portfolio purchase environment in more detail later in the call.

                      Additionally, during the quarter we continue to see volatility in several of our verticals. The amount of outsourcing business from both healthcare and consumer was down due to inconsistent volumes and reductions in outside services caused by our clients' realigning expenses to meet their new operational needs. The general consumer and healthcare bad debt business was stable, however, our commercial, or business to business, collections unit saw net reductions in volume due to clients holding accounts longer.

                      During the quarter, we continued to focus on operating efficiencies. We continue to manage our expense structure to our revenue levels. Results of these efforts are becoming apparent in the improvement to our operating margin over the first quarter of this year.

                      As with all businesses operating in our current environment, we continue to challenge ourselves to better meet our clients' needs. Being able to provide our services in a more efficient and cost friendly manner ultimately translates into a tremendous competitive advantage.

                      With this in mind, during the quarter we completed a reevaluation of our foreign labor needs. We determined that one of the best opportunities for us to create long-term shareholder value is to be the most user-friendly access to foreign labor for our clients. For this reason, the completed work on the NCO Network, which allows our clients to access labor in Canada and India via one contract and one point of contact.

                      In conjunction with this initiative, we have expanded our facilities in Canada to accommodate additional domestic business and we have reached an agreement in principle with a new joint venture partner in India. Under our new arrangement we will have access to 500 seats in India over the next several quarters. These desks will be used to meet client requirements as well as to assist NCO in meeting its operational efficiency goals in the future.
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                      Additionally, during the second quarter we began execution of the final phase of our platform migration. I am pleased to report that two of our commercial, or business to business, offices have been converted to our core system and we are on schedule to complete this process, as planned, by year-end.

                      During the second quarter, our subsidiary NCO Portfolio continued to operate in a difficult environment as well. Weakness in consumer payment patterns in conjunction with a softer than anticipated debt purchase market caused them to fall short of their initial investor guidance that was provided earlier in the year.

                      In addition, the difficult environment caused them to incur incremental impairment charges on several older portfolios. Despite the difficult environment, NCO Portfolio remains extremely profitable with second quarter revenue of $14.1 million and net income of $1.7 million.

                      As we've discussed in the past, we believe that the methodology NCO Portfolio uses provides a conservative view of the life cycle of each portfolio that takes into consideration only factual collections to date in determining future anticipated results. The fact that we all fundamentally believe that the economy will improve is not taken into consideration in our estimation process.

                      During the first quarter, we took a charge for the anticipated settlement of a pre-acquisition environmental claim. This claim was a result of contamination that allegedly occurred in a pre-acquisition operation of a company acquired by Medaphis Services Corporation before we bought them in November 1998.

                      The company that the claim stems from was not in the accounts receivable outsourcing business. During the second quarter we finalized a negotiation of the settlement of this claim, which resulted in a recovery of $305,000 of pre-tax income which has been pro forma'd out of earnings.

                      During the quarter, our revenue attainment, which is the amount of revenue we derive from a given amount of business, declined slightly and remains below our targeted levels primarily as a result of the difficult collection environment.

                      Efficiency of labor, which shows the amount of labor utilized to drive revenue, including the amount of new client labor drag, improved during the second quarter. This was primarily attributable to managing our payroll expense structure to our revenue levels and ongoing re-engineering processes.

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                      Revenue for CTE, which shows the correlation of the amount of staff required to run our business over time and revenue, also improved due to managing our payroll expense structure to our revenue levels. It was approximately $6, 133, $5,923 and $6,904 per month in April, May and June, respectively.

                      Labor costs, which shows the cost of an average employee within the company over time, was slightly higher than last quarter. The ongoing integration as well as further deployment of NCO personnel in Canada and India will help us to continue to maintain and ultimately reduce this average.

                      Over the last several quarters we've been focused on improving our balance sheet through better collection of accounts receivable, careful monitoring of our cash position and continued repayment of debt. This focus continued during the second quarter and is one of our major initiatives over the next few years as we focused on quality and stability of earnings growth. I am pleased to report that as of today we are substantially ahead of budget on debt repayment.

                      We have received many inquiries from investors about the affect the many telecom bankruptcies will have on NCO. While these bankruptcies have necessitated accounts receivable reserves for any unpaid sums due to NCO, we do not believe there will be any material effect on our business since none of these clients are of a size to adversely affect our financial position.

                      Additionally, during the quarter we began to see substantial M&A activity as many or our competitors re-evaluated their exit strategies and began to focus on meeting the needs of their equity partners. As we have stated, we are looking at all M&A opportunities. However, we are focused on deals that can be purchased at a substantial discount due to the current financial market.

                      As I stated earlier, we continue to be optimistic about NCO Group's position. While we are not able to predict with certainty the timing of the economic turn around, we know it will happen and we feel that we are very well positioned to operate in the current economy and best positioned to harness an improving economy.

                      As we move into the third and fourth quarters, we have seen a continued deceleration of payment streams. We will continue to make the necessary adjustments to our operating model to properly match our expenses to our operating level. We still believe that 2002 will transition NCO Group into a stronger operating environment. However, we are taking all required steps to assure that we produce the best possible near-term results regardless of what the economy deals to us. Currently we anticipate providing limited third-quarter guidance after we have had the opportunity to finalize and review our July results.
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                      Now I'd like to take a few moments to discuss the
                      financial results for the second quarter.

                      Revenue for the second quarter of 2002 was $177.7 million. This represented a 3.1% decrease in the second quarter of last year.

                      Breaking down the revenue components, U.S. Operations produced $162.3 million this quarter, compared to $164.9 million last year. This represents a decrease of 1.5% over the second quarter of last year and a minimal increase over last quarter. The U.S. Operations included revenue of $8.1 million of services performed for Portfolio Management this year, compared to $7.7 million last year.

                      NCO Portfolio Management produced $14.1 million of revenue this quarter compared to $17.9 million for the same quarter last year. This represents a 21.3% decrease over last year and a 13.3% decrease compared to last quarter. The decrease is attributable to lower than expected collections due to the economic environment and lower than budgeted purchases of new portfolios.

                      International Operations represented $12.0 million of revenue compared to $9.3 million last year. This represents a 28.8% increase over the same period last year and a 12.2% increase over last quarter. Included in the International Operations revenue for the second quarter of 2002 was $2.6 million from work performed for U.S. operations. Last year's revenue for International Operations included $1.1 million related to work performed for U.S. Operations.

                      Moving on to expenses, payroll and related expenses represented 47.0% as a percentage of revenue as compared to 48.4% last year, excluding one-time charges, and 48.1% last quarter. As we have noted in previous conference calls, we continue to work toward reducing the amount of labor required to attain our revenue goals and to leverage our infrastructure to handle continued growth. In addition we continue to manage our expense structure to our revenue levels.

                      Selling, general and administrative expenses increased as a percentage of revenue from 30.7% in the second quarter of last year, excluding one-time charges, to 34.5% this year. This is up slightly from 34.1% last quarter. As we've discussed previously, the increase is primarily attributable to the fact that the current collection environment does lead to higher expenses. However, we have continued to feel the impact of renegotiated vendor contracts and changing certain workflows has helped us to further reduce collection related expenses.

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                      As we have discussed in prior quarters, the same
                      challenging collection environment that causes certain collection expenses to rise can also create a situation in our purchase portfolios where the future cash flows are not expected to recover the current carrying value. Accordingly, we take an impairment charge on those portfolios to bring the carrying value and the future expected cash flows in line with each other.

                      SG&A this quarter includes $414,000 of those impairments this quarter, including $13,000 from the international portfolios. The majority of the impairments were on files that had previously been impaired. These files were already being accounted for on a cost recovery basis and while they do not produce any revenue until the cost base is recovered, the further degradation in the expected cash flows does result in an impairment expense in the current quarter. The combined carrying value of the impaired portfolios was $8.5 million, or 6.4%, of NCO Group's total portfolios as of June 30, 2002.

                      During the second quarter of 2002, NCO Portfolio collected $27.7 million from its purchase portfolios, of which only 51% was recognized as revenue. The remaining 49% went to amortize the carrying value of the acquired portfolios. For the same period last year, NCO Portfolio had collected $29.3 million, of which 61% went towards revenue.

                      Our EBITDA margin for the quarter declined to 18.5%, as compared to 20.8% last year, excluding one-time charges, but increased from 17.7% last quarter. Included in other income expense was income of $305,000 from the partial recovery of a previously announced environmental liability.

                      Pro forma net income for the second quarter of 2002 was $13.1 million, or $0.47 per share on a diluted basis, excluding the partial recovery of the environmental liability, as compared to pro forma net income for the second quarter of 2001 of $14.7 million, or $0.52 per share on a diluted basis, excluding goodwill amortization and $12.5 million of pre-tax one-time charges.

                      Including the partial recovery and the environmental liability, net income was $13.3 million, or $0.48 a share on a diluted basis. Net income for the second quarter of last year, excluding the goodwill amortization but including one-time charges, was $7.4 million, or $0.28 per share on a diluted basis.

                      Effective January 1, 2002, NCO Group adopted Statement of Financial Accounting Standards No. 142, which eliminated the amortization of goodwill. SFAS 142 requires us to determine the fair value of our reporting units. If the fair value of any of our reporting units is less than the book value, we may have to take an impairment charge. We've completed the adoption of 142 and we did not incur any impairment charges.

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                      Lastly, some notes on financial condition.

                      At June 30, 2002, the company had $27.1 million of cash and equivalents. During the quarter $7.9 million was spent on the acquisition of new portfolios, of which $603,000 was spent in the International Division and the remainder in NCO Portfolio Management. Capital expenditures in the second quarter were $7.8 million or 4.4% of revenue. This is in line with our previously discussed expectation of a blended rate of 4% to 5% of revenue.

                      During the quarter, we continued our push to reduce our outstanding receivables. Our accounts receivable balance decreased to $97.7 million this quarter from $101.4 million last quarter and the days outstanding decreased to 46 days from 48 days last quarter. The decrease in days was primarily attributable to our increased efforts to improve the collectibility of our accounts receivable.

                      Cash flows from operations for the quarter were approximately $19 million.

                      Looking at our financing, during the second quarter NCO Group made loan repayments of $12.3 million, including a $5.3 million repayment by NCO Portfolio. NCO Portfolio also repaid $3.1 million of it securitized debt this quarter, reducing the balance to $38 million.

                      All the purchases made by NCO Portfolio were paid for out of their current operating cash flow.

                      NCO Portfolio had $2.8 million available under the sub-facility as of June 30, 2002. The maximum borrow capacity under the sub-facility was $50 million. However, it is subject to tiered quarterly reductions of $2.5 million per quarter beginning on March 31, 2002.

                      At June 30, 2002, including NCO Portfolio's $42.3 million of borrowings, we had $189.9 million outstanding on our credit facility and $65.0 million available.

                      Operator, can we now open the line up for questions please?

Operator:             At this time I would like to remind everyone in order to
                      ask a question please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from Jeff Kessler of Lehman Brothers.
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Jeff Kessler:         Mike, you mentioned that some of your business to business clients are holding onto their assets a little bit longer and their paper is probably - that means their paper is aging a little bit longer. Generally, can you get higher fees, higher rates, if they continue to hold that paper longer over time if you get enough of that paper?

Michael Barrist:      What we're seeing in the commercial business if that the
                      larger high volume, small balance commercial clients, the telecom clients, and the air freight clients, are pretty consistent right now. It's mostly the small clients that we see a slowdown and we do price off a table there.
                      There's a pricing schedule. But we don't anticipate any material change. I mean someone holding accounts an extra two, three or four weeks, that in and of itself is not going to materially change it. Certainly when we have an opportunity to get a higher fee we do that. But, you know, we think it's more an issue of just the general fear factor in the business community today and people are trying to watch their pennies.

Jeff Kessler:         One other question. That is you - at the end of your
                      presentation - started talking a little bit about cash flow and I know that you're not giving any crystal ball on the earnings side. Can you give us some idea of where you see your cash flows over the course of the next quarter?
                      Are they so dependent at this point on earnings? It seems to me that you can have some management of your operating cash flows, have some idea of where that's going.

Michael Barrist:      You know, we will, as I said, once we have a clear view of
                      July, hopefully by the end of this month provide guidance.
                      But I'm not prepared to talk about cash flow right now. I mean this company produces, as you know, a lot of cash as evidenced by the fact that we continue to aggressively to pay down debt. So the company's making a lot of money right now.

                      Yes, it's not at the trajectory that we'd all like to see it at but, you know, there's no cash flow concerns here. We produce plenty of cash and hopefully the guidance will get you to that answer.

Jeff Kessler:         Final question. As we are in, you know, we're into the
                      third quarter already. What are you seeing in terms of verticals? Has there been any change for the better or for worse in specific verticals over the last month that you could talk about?

Michael Barrist:      The snapshot I gave you during the second quarter of the
                      verticals is consistent with what we're seeing right now.
                      We really haven't seen a lot of change to that. As I stated in the prepared remarks, we have seen a further slowing.

                      I mean July was a strange month. It started pretty strong and when the stock market started to drop in large blocks, we saw consumer spending kind of tighten up a little bit, which, as we've talked about in the past, is a new phenomenon for us. What people see on the news relative to the stock market chokes up their spending. So July is indicative of the fact that things have gotten a little tighter, not looser.

Jeff Kessler:         Okay, thanks a lot.

Michael Barrist:      Sure.

Operator:             Your next question is from Bill Warmington of Suntrust
                      Robinson.

Bill Warmington:      Good morning again. Question for you Michael on the
                      expense reduction side. It seemed like there were some pretty significant reductions in payroll costs. And I guess the question I have is how many people there were laid off and how many revenue producers were laid off in that process?

Michael Barrist:      I'm not prepared to give exact counts of staff alignments.
                      This is a process we go through from time to time. We staff up during the high season and then pull back towards the end of the high season.

Bill Warmington:      Right.

Michael Barrist:      You're seeing some of that there. You're seeing some of it through attrition and you're seeing some of it just through the normal re-engineering and the conversion of the Commercial Division and some of those other pieces coming into play. But I'm not prepared to give exact amounts of layoffs or production people because that would affect our business.

Bill Warmington:      Well, the reason I'm asking is the concern would be that
                      it would potentially impact - if you're laying off revenue producing people - that it would potentially impact your performance, your ability to perform and compete in the coming quarters. And I know that there's a lag affect there but I mean that's the reason for the question.

Michael Barrist:      Obviously, as we've said all along, we are not prepared
                      to, in search of short term profit, damage this business.

Bill Warmington:      Right.

Michael Barrist:      We have certainly made some cuts across the board, some of it through attrition, some of it just to meet business volumes because of outsourcing changes. But what I will tell you is we have not suffered on performance. I mean on any given day, obviously there's a client here or there that we have issues with that we're working through, but overall our client performance is very, very strong.

                      You talk to our competitors all the time and you know that. And, you know, I've said it all along. That's something I'm not going to do and we have not done that. I will not break this business in search of a couple pennies.

Bill Warmington:      Another question for you on India. What type of work are
                      you looking to do in India? Is it the outsourcing work?
                      You actually going to be able to do some third party out of India?

Michael Barrist:      The India strategy is multi-threaded. The initial piece is under the NCO Network. What our clients want most right now is the ability to do early stage delinquency management and CRM primarily as it relates to at risk customers - fraud calling that type of stuff. In both
                      India and Canada, it's so that they can take advantage of the labor arbitrage.

                      Behind that NCO Group in and of itself has a high degree of interest in being able to put third party debt collectors in India. We already have third-party debt collectors in Canada working on behalf of our clients and that has been a highly successful program. Now in Canada they have collection agencies and their credit environment's very similar to ours, so the learning curve is a little different. India it will take longer but that is part of our plan to be able to deploy third party bad debt collection agency personnel in India as well as clerical personnel over time.

                      I mean one of the advantages of India is we get 24 hours out of a desk. We get 1.6 shifts on the telephone doing phone work and we get 1.4 shifts that the desks are basically sitting there. That is nighttime here but it is daytime there and the labor's cheaper and we can do clerical and administrative data entry, correspondence and all those types of functions. And it's tied together with another initiative we have here is we are about to embark on moving our whole administrative platform to an image based system so we are better prepared to utilize foreign labor for some of those tasks.

Bill Warmington:      In terms of how you're going to be using Canada and India, is it going to be for specifically for new business you're bringing in or is it going to be for existing clients they're going to be moving the client there? And the reason I'm asking is I'm - obviously with the cost savings there, that's one of the big draws and I think it creates a revenue challenge in that you have to deliver a lot more units to get to the same dollars in revenue.

Michael Barrist:      Well, what we've seen so far, Bill, is it's incremental
                      opportunities. There are some opportunities that have shifted over there. When I say some, maybe 50 desks. But it's mostly incremental opportunities and that's a real issue. The analogy I gave to our management team here is that we have to find ways to do things faster, better and cheaper for our clients. And if that means we sacrifice some absolute revenue dollars and have to produce more units to create more profits and more growth, that's the best long-term plan for the company.

                      And if we don't do it someone else will. And the analogy I would give them is that, you know, a Bic razor costs less today than it cost in 1910. So there will be some revenue shifting but net profit dollars will be better and clients will be happier and it's a competitive advantage for us.

                      Now at the end of the day there's no plans here to just pull 500 jobs out of the U.S., send them to Canada. I mean, would some jobs creep over the border to either Canada or India? Yeah, that's possible but I don't foresee that being a huge issue. It's a way for us to harness growth. And again, you know, most of what we're seeing right now is new opportunity.

Bill Warmington:      And last question is do you guys see any sort of positive
                      blip in activity as a result of the Graham-Leach-Bliley mailings?

Michael Barrist:      We always see some affect from the Graham-Leach-Bliley
                      mailings but not a huge positive blip. I mean certainly to the extent, in some cases, we make a value determination.
                      You can't - if you want to use bulk mail for Graham-Leach-Bliley, which you're allowed to do - you can't put any dunning notices in there. If you want to use dunning notices you have to use first class mail. So we make determinations of where we think it's worth, buddying up accounts. But I will tell you net, net, net, it's usually not a gain for us, it's a loss.

Bill Warmington:      All right, well thank you very much.

Operator:             Your next question is from Eric Fell of Tazza Capital.

Eric Fell:            Hi, just wondering if you could characterize the
                      receivables that are - first of all, are all the receivables on the balance sheet that you purchased? I would assume that they are.

Michael Barrist:      Yeah, as - the only thing that's not on the balance sheet
                      in NCO Portfolio is there's one small legacy securitization from Creditrust that was off balance sheet accounting when we acquired them. You're not, unfortunately, allowed to change it. If that were to be consolidated - and these are fully disclosed in our footnotes - if that were to be consolidated, it would slightly improve earnings.

                      And there is a joint venture we have with another buyer that is handled under the equity method and again, that is fully disclosed in the financial statements as well. And that would have no change to earnings if it were included. And neither of those are recourse to NCO Portfolio Management, Inc. or to NCO Group.

Eric Fell:            Got you. And then, of the receivables are, any of those
                      asset backed at all or are they just sort of strictly...?

Michael Barrist:      There were - originally in Creditrust - there were several asset backed securitizations, one of which I just discussed, and there's several others still out there that are being paid down over time. But with the exception of the one I just discussed, the other ones are on the balance sheet and show up as securitized debt. So the assets are on the balance sheet and the bonds are on the balance sheet. And again, the footnotes clearly break all that out.

Eric Fell:            And of the receivables that you hold, I mean how would you characterize those in terms of how - what percentage are asset backed and/or if any I guess.

Michael Barrist:      Well, on the balance sheet there's currently $38 million
                      of debt that relates to asset backed securities. And I don't know the exact breakout of the assets. I believe it's in the footnotes though. It does clearly tell you in the footnotes.

Eric Fell:            Okay, thanks.

Michael Barrist:      Sure.

Operator:             Your next question is from David Scharf of JMP Securities.

David Scharf:         Michael, referring to client referral patterns. Are the
                      bulk of the volume pressures you're feeling still on just the first party outsourcing business or are you now pretty much equal weighted in terms of where you're feeling some volume pressures? Is it on the third party business as well?

Michael Barrist:      It's primarily on the first party business. There have
                      been some volume fluctuations that have been transient on the third party business, but we've worked our way through those. Some of those have to come down the pipeline. I mean what we're seeing - it's interesting. Charge off is down right now slightly as a percentage, absolute dollar wise and the way we keep growing with the clients we really have not felt any kind of disruption there.

                      In fact, in a lot of cases, we're getting net more dollars in the clients than we did before on the charge off side. So most of it is on the first party side and that's really where my concern has been. Because you've got two dynamics working with you there.

                      One is what comes down the pipe to be outsourced obviously affects our volume, but also, you have a dynamic of clients trying to pick and choose outside vendors versus inside - and to the extent that they're downsizing or scaling back, they - some - and it's probably 50/50. Some clients say, "I'm going to cut in-house resources. I want to have my expense structure variable." But there are the clients that say, "I don't want to lay people off," and they pull back volume.

                      Now the other interesting thing is as of right now I don't want to tell you that I'm definitively sure that this has bottomed out but it looks like the trend is kind of picking up a little right now.

David Sharf:          Okay, so just so I understand on the third party
                      contingency outsourcing, you're not sensing any big volume pressures to the extent where let's say bit card issuers are working late stage delinquencies harder so they're not falling into the 180-day-plus bucket. Things like that.

Michael Barrist:      Not at this time, but again we watch very carefully what
                      comes down the pre-charge off pipe to see ultimately how that will affect the post-charge off pipe.

David Sharf:          Yeah, I believe last week - Providian's called it - they
                      talk about bringing a lot of their collection services in-house. Are you hearing rumblings of that happening with other issuers?

Michael Barrist:      First of all, we don't do business with Providian.

David Sharf:          I'm aware of that.

Michael Barrist:      Yeah, that's mostly pre-charge off from the industry
                      rumors I heard bouncing around. But most - I don't know of any of our clients that do any material amount of bad debt recovery in-house. Typically when things go to charge off, they use outside vendors and I don't think it would be a very good value proposition for it to bring it in-house because they'd lose third party leverage. You know, of the collection agency name. So I don't see that as an issue.

                      I think the bigger issue is what comes down the charge off pipe obviously affects us over time. But our clients play to their strengths and there's been tucks and adjustments at clients. So far we've made our way through those pretty well.

David Sharf:          Yeah, okay. And, you know, this is more kind of
                      hypothetical. I mean looking out to kind of when we ultimately do sort of see a pick-up in employment and economic recovery and so forth. As you look at your business mix do you still anticipate that NCO, roughly looking out kind of 18 to 24 months, is going to be sort of 60/40 in terms of collections versus first party outsourcing. Do you see that mix changing much?

Michael Barrist:      I really don't right now because while the front end has
                      retreated a little bit we've got lots of opportunities out there right now and the back end is kind of moving sideways right now where compression and collectibility is offsetting new business. So it's hard to predict that.

                      We've always said to everybody that we need to be in all three businesses, early stage delinquency management, bad debt collections and portfolio. We need to be in lots of verticals. Because while on any given day there may be issues within a vertical, you gain some strength by running across the verticals.

                      And I can't predict that, although I don't foresee any major change. My guess is that one thing we know about Americans is they like to charge things and they like to spend money and they don't like to pay for it. So my view is on the volume thing is that's a concern of mine but not my biggest concern right now.

David Sharf:          Okay. And lastly, just reflecting on kind of the sales
                      pipeline in the first party early stage business. I mean it was always obviously heavily weighted towards healthcare. Is that starting to become more broad in terms of verticals there, of kind of your top ten prospects let's say?

Michael Barrist:      As far as right now, we're all over the place in sales. I
                      mean our sales pipeline has lots of stuff in it but I will also tell you - and I'm sure you've heard this from other outsource providers right now - is getting people to make decisions in the current economy is not real easy.

David Sharf:          Right.

Michael Barrist:      So what I will tell you is, we have lots of stuff working.
                      We have some stuff sold that's pretty big for us that we're trying to get up and running that just getting people to pay attention to those factors has been an issue. So sales pipeline, there's lot of stuff in it. But getting them closed and getting them up and running has been a challenge quite frankly.

David Sharf:          Got you. Thank you.

Operator:             Your next question is from Thatcher Thompson of CIBC World
                      Markets.

Thatcher Thompson:    Good morning, Michael.

Michael Barrist:      Good morning.

Thatcher Thompson:    Can you walk through the business metrics a little - once
                      again - a little more slowly, the revenue attainment, efficiency of labor...?

Michael Barrist:      Yeah, just give me a second to flip back here. Okay,
                      revenue attainment, the amount of revenue derived from a given amount of business, declined slightly. Efficiency of labor improved during the second quarter. Revenue per CTE, I'll give you the numbers for April, May and June, $6,133.00 for April; $5,923.00 for May; and $6,904.00 for
                      June. Labor cost was up slightly.

Thatcher Thompson:    Okay, and just looking at those monthly metrics, what is
                      it about May that's compresses it so much and what is it about June that expands it so much?

Michael Barrist:      Well, I think what you're seeing there as April rolls into
                      May, you're seeing the normal seasonal down tick although a little more extreme this year. June you're seeing the affect of us re-scaling, realigning expenses to the slower season which happens every year. But you're also seeing the affect of June being a 20-day month. So it's a little bit of an anomaly because June with being 20 days, you know, places were paid per - FTE per month. You produce a lot of revenue per FTE and also on the contingency side we get a lot of efficiency out of people in general.

Thatcher Thompson:    Okay. You mentioned that last quarter you kind of warned
                      people that if there's more positive economic news coming out, nothing was really changing in your business, don't over react to the positive side too much. Now we're seeing revisions and you mentioned you don't think people should over react in the other direction. What is it you see out there that kind of drives that statement?

Michael Barrist:      You know what I would say to people is that we have
                      demonstrated and we spent a lot of time talking about this. Because when you run a business in today's environment, let alone all the stuff you see on the news, it's a very difficult and frustrating thing. Not so much for senior management but for middle management but one of the things that we have focused our people on is execution of our business plan for what is the best long-term strategy for this company.

                      Because the economy will improve. We don't know when and how but it will. And maximizing profitability near term, our view is that we have adjusted our operating model to a point that we may not be able to hit as much earnings as we'd like to hit but we can produce relatively good earnings at pretty much any level. And toggle our expenses off of revenue to make it through these near term issues.

                      And for that reason, I mean my view is, I'm not panicked about it and I don't think investors should panic about it. It's similar to things that a lot of companies are going through right now. We have weathered through it better than a lot of them and we will continue to execute short term, doing what we need to do to make the most money we can make but knowing as I said earlier to Bill, we're not going to break the business.

                      And we'll continue to lay the groundwork and do the things we need to do like India and Canada and performing for our clients and being the best in class performer in this industry - which we truly believe we are - for the future.

                      So when I say to people don't panic, I told people don't get overly excited that it's getting good because I fundamentally didn't believe it was getting good. And now that it looks worse, yeah, it's a little worse but I don't think it's that much worse that the world's going to end and we should just kind of stay the course and keep doing what we're doing.

Thatcher Thompson:    Okay, one last question. When this economy does recover -
                      we don't know if it's two quarters, six quarters, ten quarters - can - how has the business changed? You last peaked at about a 22% EBITDA margin in 2000. Will it be better in a normal environment and why?

Michael Barrist:      I don't know the exact answer to that question. Because
                      one of the struggles we've had in trying to predict how we work our way through a transition in the economy up is that we did not get the result that we expected in the transition down. Because of the sophistication of our clients and the level of work commitment we made and the fact that we had larger customers.

                      When we move into a better economy we will produce more revenue per employee and we will be in a growth mode where clients are paying attention and finding ways to use us better to run their business. And we believe that we will be able to get back to the levels of margins we've had before. But I can't predict the timing of that and I'll tell you right now, I can't predict the high end of that.

Thatcher Thompson:    Okay.

Michael Barrist:      I don't have that level of visibility based on what's
                      happening right now.

Thatcher Thompson:    All right. Thank you.

Operator:             Your next question is from Bill Sutherland from Commerce
                      Capital.

Bill Sutherland:      Michael, good morning.

Michael Barrist:      Good morning, Bill, how are you?

Bill Sutherland:      I'm good. Could you go back to the comments on verticals
                      just for a moment and particularly what did you say about healthcare?

Michael Barrist:      What did I say about healthcare? I said that the early
                      stage business in both healthcare and non-healthcare, bank debt or consumer business, was a little slower and the bad debt business has been pretty stable in both of those.

Bill Sutherland:      And did you have any other comments about verticals?

Michael Barrist:      The only other comment I made was the business to business collection group was seeing slower referral volumes as people were holding accounts slightly longer.

Bill Sutherland:      Okay. Have you signed any new business that involves the
                      Network yet?

Michael Barrist:      We are in the process now of getting formalized
                      commitments over time from our current clients who are in Canada and India with us and we have several proposals out of which a few we believe will close.

Bill Sutherland:      But you haven't actually begun to operate seats in India
                      have you?

Michael Barrist:      Yes, we have 190 seats right now with a current outsource
                      partner and we're actually moving over to a different partner that's more cost effective for us and for our clients because ultimately we have to pass that savings onto the clients.

                      And we've already attempted the process of running desks in India and it works. I mean there's no doubt about it. We've gotten the clients the level of performance they want and we've gotten them a certain level of cost savings. The new arrangement we have will give them even a bigger, deeper discount.

Bill Sutherland:      What were the issues you went through deciding to go with
                      a partner as opposed to, you know, more directly managing it yourself?

Michael Barrist:      We kind of went full circle. We currently have a
                      sub-contract situation which we do not like. We've put one of our people over there starting about 90 to 120 days ago to help run that business and did not come to the conclusion that we need to run it ourselves. And we were very, very close to actually signing a lease. We were actually signing a lease. We were basically going to open our own facility there. And have it up and running.

                      We were then approached by another firm that we started to interact with who offered us basically a build, operate, transfer model where we get, I'll say we're going to be at 105% to 110% of what the costs would have been had we done it ourselves. But at a substantial discount to where we currently are.

                      They will build it, they will operate it and then we have an option to take it over at the end of year one, two and three at a very reasonable price. Certainly a little more than it probably would have cost us up front just to build it ourselves but it came out to be the lowest risk choice for the shareholders. And we can give the clients what they need, we can make more money and, we'll be connected to a very, very well connected family in India who can get things done because you need a local partner. Okay?

                      And, you know, we'll make a decision as time goes on whether we stick with the subcontract situation or whether we ultimately buy it out. And again, we do have a person there full time. He's staying there. He has agreed to go there for two years. One of our best operators to run that business.

Bill Sutherland:      Okay, thanks, Michael.

Michael Barrist:      Sure.

Operator:             Your next question is from Gary Steiner of Awad Asset
                      Management.

Gary Steiner:         A couple of questions. I wanted to talk about or get some
                      commentary on the M&A environment. Could you talk about strategically what you're looking for out there in terms of, you know, end market, size of field, and what you're seeing in terms of pricing as well?

Michael Barrist:      Right. We have seen some larger deals float around the
                      marketplace. Obviously not going to mention names. Those deals have been looking for exit strategies for venture partners and want big numbers. Also would not probably work for us because of client concentration issues on a combined basis.

                      And we have seen a whole range of mid-size deals, which I'll say is $20 to $40 million of revenue, that are super-regionals or broken businesses with venture partners and are corporate sponsors of some type. And those are the deals that seem to be in a sweet spot of what we're seeing right now. We're looking at a lot of those deals.

                      As I've said on prior calls, it is more likely than not that you'll see some M&A activity from us. Because we're so far below our integration we have the resources to take these things in. And, you know, to the extent that we can buy things relatively cheap in correlation to current EBITDA, but certainly much cheaper in correlation to what we could run the businesses as within our world once we integrate them and our ability to rapidly integrate over 30 to 60 days. We are excited to be back in the M&A market and we think there's some good opportunities for us out there.

Gary Steiner:         What sort of multiples are you seeing in terms of
                      multiples of EBITDA?

Michael Barrist:      They're all over the place, the big deals are still
                      looking for 7 to 10 times EBITDA but I don't think they're going to get that. And smaller deals are down to three times EBITDA. You know, they're all over the place.

Gary Steiner:         Okay.

Michael Barrist:      And again, the real trick is, what is EBITDA? Certainly
                      everyone has an idea of what EBITDA is at a current run level. They have an idea of what it would be at a 15% to 20% level and then we have to analyze it for contribution to our business because certainly taking it as part of our machine gives you ultimately the most possible contribution out of one of these businesses.

Gary Steiner:         You guys some time ago initiated or you authorized a share repurchase and your stock is back to levels that, you know, would seem pretty attractive. I would imagine even if you compared from a return on capital standpoint buying your stock back relative to buying other companies up I'm wondering if you have any thoughts on that issue right now.

Michael Barrist:      You know, I shared some thoughts a couple quarters ago
                      about that and it's something we went and got approved by our bank. At the share price stage here right now we may get it approved again. But the reality is for us to buy a meaningful amount of shares will probably not happen.

                      And, you know, our focus has always been on repayment of debt and it needs to be on repayment of debt. Certainly if the stock price languishes here for, an extended period of time, we tend to make smart decisions. We will certainly take a look at it and we'll go back to our bank group and they've been, I guess because our funded debt to EBITDA is like the best deal in their entire portfolio, our bank group's always been very good to us.

                      And if it's a right business decision I'm sure they would support it. But I try not to make emotional decisions based on current stock prices. Especially when I know if I went to the market and tried to buy any kind of meaningful number of shares the likelihood of me getting a good execution is pretty low right now. So I'll wait a little longer and see.

Gary Steiner:         Okay, one last question. You've indicated that you don't
                      want to provide at this point any guidance on the third quarter. I was just confused as to - I think you had said before that you don't have July data yet. I was just wondering if I heard that right?

Michael Barrist:      We have preliminary July data. I'm waiting for final July
                      data and we are going to get guidance out. Our goal is by the end of this month. But we want to see final July data and we want to see August to date to make those determinations. To determine where we are and where consumer repayment patterns are. That's the big unknown right now.

Gary Steiner:         Okay, so the real issue is that you want to get one more
                      month of decent data before you...?

Michael Barrist:      Right, and I want to see final July numbers. I mean I have
                      July revenue numbers and I have an estimated preliminary
                      P&L, but by the 10th I should have final P&Ls and from there we'll make some determination of where we are for the quarter and we'll put some guidance out.

Gary Steiner:         Okay, and can you just remind me - seasonally July and
                      August are typically somewhat weaker than the second quarter. Is that right?

Michael Barrist:      Seasonally, he fourth quarter is your worst; the third
                      quarter is your second to the worst. The second quarter was your best and right behind it was the first quarter, then the third, then the fourth. The last couple of years we have not had as strong of a peak in the second quarter.
                      And we've had much more seasonal drop-off in the third and fourth.

                      So the third and fourth quarter will be light of the second quarter just based on history. Now I'll also tell you just historically, August has been a great month and July's been a terrible month. We have not seen that so far. July was a rough month, which is not surprising to us. We kind of expected that. And August is kind of in line with July right now but it's still early. A lot of our business happens in the last ten days of the month. But we last year we had a really good August which was kind of unusual.

Gary Steiner:         Okay, let me just make sure I understand one specific
                      comment. So even if you are not seeing any deceleration in third quarter from the second quarter on a ongoing basis, you would normally expect to see some slowdown anyway in the third quarter from the second quarter just purely based on the seasonality.

Michael Barrist:      Yes, and you've seen that for the last two years.

Gary Steiner:         Okay, thank you very much.

Operator:             You have a follow-up question from David Scharf of JMP
                      Securities.

David Scharf:         Hello, Michael. Actually I wanted to follow up on the
                      question you received earlier about ultimately where margins can head. I'm not going to try to elicit a number out of you. I just want to make sure I understand the definition. You know, in prior years, the EBITDA was north of 20%. You didn't have much of a purchase business involved which is considerably higher margin than the core person third party outsourcing.

                      In general, Michael, when you talk about margins in a recovery ultimately getting back to historical levels or near there, are you talking about just the core - non-purchase business or is that NCO now on a consolidated basis?

Michael Barrist:      Well, first of all it's on a consolidated basis. But there was purchase business in this prior years. I mean NCO
                      Portfolio did exist and certainly no where near to the extent it is today but it did positively affect margins.
                      But with that said, if you look at our bad debt portion of our collection business and figure that we've lost 10% of the revenue there at least, you could just do a back of the envelope calculation and you could add probably four to five points to the margin just by that going back to where it was. Because it's 60% of the service business.

                      If recoverability goes back to where it was pre-drop off, pre-mid-year 2000 when we started to see the tail off, the margins would work their way well back into the 20s. But I am not going to make a prediction at this point in time because there's too many other things going on in the business and there's no way to predict what the business will look like depending on how long the economic downturn occurs.

David Scharf:         Right.

Michael Barrist:      You know, all I can do is the best I can do in the near
                      term with our management team to maximize profits. Which I think we're doing without breaking the business. And keep making the right decisions to grow the business because ultimately it will turn around and we need to be the number one brand name in the industry which we are.

David Scharf:         Got you. Thank you.

Michael Barrist:      Sure.

Operator:             You have another question from Eric Fell of Tazza Capital.

Eric Fell:            I just wondered, did you give cash flow from ops in the
                      quarter? Nineteen, was that right?

Michael Barrist:      Nineteen.

Eric Fell:            Okay, thank you.

Operator:             Your next question is from Brandt Sakakeeny of Deutsche
                      Bank.

Brandt Sakakeeny:     Thanks. Hi, Mike. A couple questions for you. Did you give total debt for the quarter end?

Michael Barrist:      Yes, I did.

Brandt Sakakeeny:     Would you mind repeating that?

Michael Barrist:      Just give me a second because I've got Steve Winokur's
                      notes here. Securitized debt was $38 million.
                      Approximately $350 million in total debt.

Brandt Sakakeeny:     Three-hundred-fifty million. Okay. And with the cap ex,
                      any chance that given just the relatively slow growth in revenue that you could bring cap ex levels down?

Michael Barrist:      We have given guidance of 4% to 5% of revenue.

Brandt Sakakeeny:     Yeah.

Michael Barrist:      Certainly when you consider the fact that we're not
                      running around building a lot of general capacity for clients right now. We're trying to re-use what we have.
                      That is not an unrealistic expectation. However, there are some major initiatives going on. For example, expanding capacity in Canada to meet client needs and that type of stuff so I don't want to predict that it's going to be lower but my gut is that your thought process is not far off.

Brandt Sakakeeny:     Okay. Now can I just push you on the share repurchase? I
                      mean obviously the stock's been down here for awhile and as you look at other opportunities out there and given, you know, the multiples at which you trade up, both on an EBITDA basis as well as a PE basis.

                      And also, I mean it seems that share buybacks are quite attractive here but also particularly - and I want to just ask again on the interest from your standpoint in buying or at least in paying down debt over share repurchases. I mean given where the price of debt is for you guys right now, your interest coverage ratios aren't that bad.

                      So unless you expect things to get significantly far worse potentially wouldn't you be satisfied that this level of interest rate coverage is reasonable and would afford you the opportunity to be more aggressive on the share repurchase?

Michael Barrist:      You know, it would, but here's the issue. Our senior
                      lender will certainly, I believe approve - they've done it before - share buyback. I don't remember the exact approval they gave us last time. I think it was $5 million approximately?

Brandt Sakakeeny:     Yes.

Michael Barrist:      Is that what it was? Don't quote me on that but there was
                      a number they gave us. It was not a huge number So then you question what type of execution will I get on a - sorry, $15 million - so it's basically it's a million shares if you could buy at current prices.

Brandt Sakakeeny:     Right.

Michael Barrist:      But you couldn't buy them at current prices if you went on the market as a buyer for a million shares. Our board's position - and believe me, we have had long discussions about this - is that, certainly it's something we should consider. I'm not telling you I'm not going to go to the bank and get approval.

                      But what I'm not going to do is run out and make an emotional decision because the stock's at 15, go out into the market, get bank approval, and buy 250,000 shares or 200,000 shares or 100,000 shares which is basically meaningless at the end of the day. And use that to run the stock up artificially. If we could get a good execution, if it were the right business decision as I said before, we'll make that decision and we'll do it, but right now the business model and what the board has approved is to use our cash flow and every available dollar to continue to focus on paying down debt. They think that that is the best place for us to be as a company right now.

Brandt Sakakeeny:     Okay. At what point would you decide that you've got the
                      right amount of debt given your return on equity goals and things like that?

Michael Barrist:      That's a difficult question to answer in a market where
                      you can't get debt.

Brandt Sakakeeny:     Yeah. Yeah.

Michael Barrist:      I mean I can't answer that. I mean the high yield market's basically closed.

Brandt Sakakeeny:     Yeah.

Michael Barrist:      The bank market for us would be okay because our ratios
                      are so good but it's basically a treacherous financial market so we have a good financing structure. Our balance sheet is great. This whole concept - believe me there's been a lot of discussion on our board - and it's something that they feel pretty adamant on. I agree with them that the course we have laid out of continuing to focus on using all cash to pay down debt is the best, safest course for this business for our long-term future.

Brandt Sakakeeny:     Okay.

Michael Barrist:      I mean I'm not telling you we wouldn't entertain a stock
                      purchase. It's obviously - we do the same math you do. It becomes very appealing but it has to be something at the end of the day is going to be a material anti-dilutive event. Otherwise it's just a short-term solution based on a current situation that may change at a moment's notice that we probably shouldn't do.

Brandt Sakakeeny:     Okay, one final question. What is your mix of that 350
                      between floating and fixed?

Michael Barrist:      Brian do you have that? The convert is fixed. The $125
                      million is fixed. That's the convert. The $38 of securitized is fixed and the remainder, which is bank financed, which I think is $189 million. Do you know what portion of that is - it's not fixed it's variable but we have contracts behind it.

Brian Callahan:       A little under $100 million.

Michael Barrist:      Under contract. So you probably have about $90 million
                      that floats.

Brandt Sakakeeny:     Okay. Great. That's helpful. Thanks, Mike.

Operator:             At this time there are no further questions. Mr. Barrist,
                      do you have any closing remarks?

Michael Barrist:      Yes, thank you. I want to thank everyone again for joining us today. As always, Steve Winokur will be back tomorrow.
                      Please feel free to call Steven or myself or Brian
                      Callahan and we'll try to answer your questions to the best of our ability. Thank you once again for joining our call.

Operator:             This concludes today's conference call. You may now
                      disconnect.


                                       END